AMENDMENT TO

PARTICIPATION AGREEMENT

THIS AMENDMENT (“Amendment”) amends the PARTICIPATION AGREEMENT dated April 21, 2014 (together with any prior amendments thereto, the “Agreement”) which is hereby incorporated by reference, and is made as of the Amendment Effective Date of July     , 2020 by and between Equitable Financial Life Insurance Company, formerly known as AXA EQUITABLE LIFE COMPANY (the “Company”); HARTFORD SERIES FUND, INC. and HARTFORD HLS SERIES FUND II, INC. (each a “Fund”); HARTFORD FUNDS MANAGEMENT COMPANY, LLC (the “Advisor”); HARTFORD FUNDS DISTRIBUTORS, LLC (the “Distributor”); and the HARTFORD ADMINISTRATIVE SERVICES COMPANY (the “Transfer Agent”).

WHEREAS, on or prior to June 15, 2020, Company changed its registered name from AXA Equitable Life Insurance Company to Equitable Financial Life Insurance Company;

WHEREAS, the Company, the Funds, the Advisor, the Distributor, and the Transfer Agent desire to amend the Agreement by the addition of a Confidentiality Section and update to Schedule B.

NOW, THEREFORE, in consideration of the Agreement and the mutual covenants contained herein, the parties hereto agree as follows:

1.	Section 12.1 of the Agreement is hereby deleted, and a new Article XIII is hereby added to the Agreement, reading as follows:

ARTICLE XIII - CONFIDENTIALITY.

13.1 Defined. As used herein, the Funds, the Advisor, the Distributor and the Transfer Agent’s “Confidential Information” will mean all materials furnished by the Funds, the Advisor, the Distributor or the Transfer Agent that are expressly identified or marked by the Funds, the Advisor, the Distributor or the Transfer Agent as “confidential”. As used herein, the Company “Confidential Information” will mean information or materials about the Company or any of its affiliates, whether or not proprietary to the Company or any of its affiliates, whether disclosed intentionally by or acquired unintentionally from the Company, any affiliate, any of its other service providers, agents or representatives or any director, officer or employee of any of the foregoing, whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”, including, without limitation information concerning past, present or prospective products, assets, services, systems, customers, employees, financial professionals, shareholders, agents, representatives, finances, books and/or records, business affairs and/or relationships, business plans, trade secrets, methods of operations, distribution and/or marketing strategies and/or procedures or other internal matters. The Company’s Confidential Information also includes any personal, financial or identifying information of an individual person including, without limitation, any past, present or prospective individuals who are customers, directors, officers, employees, financial professionals, shareholders, agents or representatives of the Company or any of its affiliates, such as name, address, telephone numbers, sex, age, social security number, account and/or employee numbers, finances, business, health, employment, credit standing, history, hobbies and personal relations and any list, description or other grouping directly or indirectly derived in whole or part therefrom (“Personal Information”) and information, directly or indirectly, derived by or on behalf of the Funds, the Advisor, the Distributor or the Transfer Agent from the Company Confidential Information, using the Company Confidential Information exclusively or combined with other information, and information obtained by the Funds, the Advisor, the Distributor or the Transfer Agent from third parties to expand upon, support or elucidate the Company’s Confidential Information and summaries and analyses of or involving the Company’s Confidential Information.

13.2 Obligations. The party receiving (“Receiving Party”) Confidential Information of the other party (“Disclosing Party”) will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information, but in no event shall the Receiving Party use less than reasonable care. The Receiving Party will only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary to enable the Receiving Party to fulfill its obligations under this Agreement. Further, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the directors, officers and/or employees of Receiving Party who have a need to know such information (and only to the extent necessary) in order to fulfill the purposes contemplated by this Agreement (“Qualified Staff Persons”), provided that Receiving Party has first informed such Qualified Staff Persons of the obligations imposed by this Section and remains liable at all times for the acts or omissions of its Qualified Staff Persons. Further, the Company will have the right to provide this Agreement, or any Work Order, to an affiliate. For purposes of clarification, in the case of the Hartford Funds parties, “Receiving Party” shall be deemed to include all of the Hartford Funds parties to this Amendment, together and not separately.

13.3 Nondisclosure. Receiving Party shall not disclose Confidential Information to any other person, including without limitation any of its subsidiaries, affiliates, authorized subcontractors or other agents or representatives except such persons who have a need to know such information in order to fulfill the purposes contemplated by this Agreement. Each such person must execute a written confidentiality agreement on substantially the same terms and conditions as set forth in this Section and provide a copy of such agreement to the Disclosing Party upon request. Any breach of confidentiality by such person shall be deemed to be a breach by Receiving Party of Receiving Party’s obligations hereunder.

13.4 Information Security Program. The Funds, the Advisor, the Distributor and the Transfer Agent each warrant and represent that it has adopted and implemented, and covenant that each will maintain, a comprehensive information security program (“The Funds, the Advisor, the Distributor and the Transfer Agent Information Security Programs”) incorporating administrative, technical, and physical safeguards (a) to ensure the confidentiality of Personal Information in its possession or control; (b) to protect against any anticipated threats or hazards to the security or integrity of Personal Information; (c) to protect against unauthorized access to or use of Personal Information, including without limitation programs to train the Funds, the Advisor, the Distributor and the Transfer Agent’s personnel and agents in safeguarding the same, (d) to prevent the loss, destruction or alteration of the Company’s Confidential Information, and (e) to destroy all electronic and hard-copy materials containing the Company Confidential Information which the Funds, the Advisor, the Distributor or the Transfer Agent are permitted or required to destroy hereunder in a safe and secure manner.

13.5 Reviews. The Funds, the Advisor, the Distributor and the Transfer Agent shall regularly audit and review each of their Information Security Programs to ensure its continued effectiveness to safeguard the Company’s Personal Information as required herein and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, information systems, new or revised regulations, industry best practices or changing threats or hazards to the Company’s Personal Information. The Funds, the Advisor, the Distributor or the Transfer Agent shall promptly notify the Company of any material changes to the Funds, the Advisor, the Distributor or the Transfer Agent’ Information Security Programs and will promptly answer inquiries from the Company about the Funds, the Advisor, the Distributor or the Transfer Agent’s Information Security Programs and provide the Company, on request, with a written summary of its current data security policies and procedures relating to the Funds, the Advisor, the Distributor or the Transfer Agent Information Security Programs and any modifications, additions and/or amendments thereto. Upon reasonable request by the Company, the Funds, the Advisor, the Distributor and the Transfer Agent shall permit the Company or its representative the right to audit the Funds, the Advisor, the Distributor and the Transfer Agent Information Security Programs and its data security policies and procedures on reasonable advance notice during normal business hours, to confirm the Funds, the Advisor, the Distributor or the Transfer Agent’s compliance with the requirements of this Agreement with respect thereto.

13.6 Incident Management. The Funds, the Advisor, the Distributor and the Transfer Agent shall:

a.

Provide the Company with the name and contact information for an employee, or a response team email address and contract number, of the Funds, the Advisor, the Distributor and the Transfer Agent who shall serve as the Company’s primary security contact and shall be available to assist the Company as appropriate to the severity of any particular security breach incident involving the Company’s Confidential Information as a contact in resolving obligations associated with such security breach.

b.

‘Notify the Company of a security breach as soon as practicable, once the Funds, the Advisor, the Distributor or the Transfer Agent become aware of any such breach but in no event later than in the time required by applicable state and federal laws and regulations; and

c.

Notify the Company’s Chief Privacy Officer of any security breaches or unauthorized data exposures by emailing the Company with a read receipt at PrivacyOffice@axa-equitable.com, and with a copy by e-mail to the Funds, the Advisor, the Distributor and the Transfer Agent’s primary business contacts within the Company.

13.7 Mitigation. The Funds, the Advisor, the Distributor and the Transfer Agent understand and acknowledge that any security breach of Personal Information may impose obligations on the Company to notify affected individuals as well as regulators of such security breach and take steps, among others, to mitigate any adverse impact or other harm to its customers and/or prospective customers arising from such security breach. The Funds, the Advisor, the Distributor and the Transfer Agent agree to cooperate with and assist the Company in meeting all such obligations.

13.8 Nonconfidential Information. Notwithstanding anything to the contrary herein, Receiving Party shall have no obligation to preserve the confidentiality of any Confidential Information which:

(1)    is or becomes publicly known (other than through unauthorized disclosure by the Disclosing Party) and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information;

(2)    at the time of disclosure to Receiving Party, is already in the possession of or known to Receiving Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking;

(3)    is disclosed to Receiving Party by any person or entity other than Disclosing Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking; or

(4)    is developed by Receiving Party without use of or reference to any Confidential Information or any other information subject to a confidentiality undertaking.

The foregoing exceptions shall not apply to Personal Information.

13.9 Government Disclosures. In the event that Receiving Party becomes legally compelled by a court of competent jurisdiction or by a governmental body to disclose any Confidential Information, Receiving Party will give Disclosing Party prompt written notice of such requirement, together with a copy of such demand, to enable Disclosing Party to seek a protective order or other remedy. In the event that Disclosing Party elects not to seek or is unable to obtain a protective order or other remedy, Receiving Party will only disclose that portion of the Disclosing Party’s Confidential Information which it is advised in writing by its legal counsel is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

13.10 Return of Confidential Information. Except as otherwise expressly provided in this Agreement, Receiving Party will, and will cause all others in possession to, return to Disclosing Party (or such third party or Parties as Disclosing Party may designate in writing) all documents and materials (and all copies thereof) containing Confidential Information, whether in hardcopy, electronic form or otherwise, promptly following termination of this Agreement, with or without cause. The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within seven (7) days after its receipt of a request from the Disclosing Party for such a certification.

13.11 Third-Party Suppliers, Sub-contractors, Sub-servicers and/or Hosting Providers:

The Funds, the Advisor, the Distributor and the Transfer Agent warrant and represent that each will ensure its third party suppliers, sub-contractors, sub-servicers and/or Hosting providers adhere to the Funds, the Advisor, the Distributor and the Transfer Agent obligation of ensuring its continued effectiveness to safeguard the Company Confidential Information and maintenance of a comprehensive security program, including incorporation of administrative, technical and physical safeguards as detailed in the Information Security Program Section. The Funds, the Advisor, the Distributor and the Transfer Agent shall regularly audit and review their third-party suppliers, sub-contractor, sub-servicer and/or hosting providers controls to ensure effectiveness of their internal control environment, including the design and implementation of their programs to reasonably prevent a cyber breach or fraud. This includes but is not limited to the review of their application and/or infrastructure security, penetration test reviews, access controls & management (e.g. use of Multi-Factor Authentication), data protection (e.g. encryption at rest and in-transit), incident response, change management, logging, monitoring and reporting.

13.12 Survival. The provisions of this Article shall survive the termination of the Agreement.

3. SCHEDULE B: INVESTMENT COMPANIES AND PORTFOLIOS. The content of Schedule B to the Agreement is hereby deleted in its entirety and replaced with the following:

HARTFORD SERIES FUND, INC.

Portfolio Name	Share Class
Hartford Capital Appreciation HLS Fund	IC

Hartford Disciplined Equity HLS Fund	IC

HARTFORD HLS SERIES FUND II, INC.

Portfolio Name	Share Class
Hartford Growth Opportunities HLS Fund	IC

4. The remaining terms and conditions of the Agreement not modified herein shall remain in full force and effect.

5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute only one instrument.

6. This Amendment and the provisions herein contained shall be binding upon and inure to the benefit of the Funds, the Advisor, the Distributor and the Transfer Agent, and the Company and their respective successors and assigns.

Signature Blocks on Following Page

IN WITNESS WHEREOF, the parties hereto have signed this Amendment.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY:		HARTFORD SERIES FUND, INC.:

Name:	Kenneth Kozlowski	Name:	Walter Garger
Title:	Managing Director	Title:	CLO and Vice President
Date Signed:	7/31/2020, 7:55 AM EDT	Date Signed:	August 17, 2020

HARTFORD HLS SERIES FUND II, INC.:		HARTFORD FUNDS MANAGEMENT COMPANY, LLC:

By:		By:
Name:	Walter Garger	Name:	Gregory Frost
Title:	CLO and Vice President	Title:	CFO
Date Signed:	August 17, 2020	Date Signed:	Aug 10, 2020

HARTFORD FUNDS DISTRIBUTORS, LLC:		HARTFORD ADMINISTRATIVE SERVICES COMPANY:

By:		By:
Name:	Gregory Frost	Name:	Gregory Frost
Title:	CFO	Title:	CFO
Date Signed:	Aug 10, 2020	Date Signed:	Aug 10, 2020